Exhibit 10.8
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

MARK WINTER, Individually and on Behalf of All Others Similarly Situated,
Plaintiff,
v.
STRONGHOLD DIGITAL MINING, INC., GREGORY A. BEARD, RICARDO R. A. LARROUDÉ, WILLIAM B. SPENCE, B. RILEY SECURITIES, INC., COWEN AND COMPANY, LLC, TUDOR, PICKERING, HOLT & CO. SECURITIES, LLC, D.A. DAVIDSON & CO., COMPASS POINT RESEARCH & TRADING, LLC, and NORTHLAND SECURITIES, INC.,

Defendants.
Case No. 1:22-cv-03088-RA
STIPULATION AND AGREEMENT OF SETTLEMENT
This Stipulation and Agreement of Settlement dated as of November 8, 2024 (together with all Exhibits hereto, “Stipulation”), which is entered into, by and through their undersigned attorneys, between (i) Lead Plaintiff Allegheny County Employees Retirement System (“Plaintiff”), on behalf of itself and all other members of the Settlement Class (defined below), on the one hand, and Stronghold Digital Mining, Inc. (“Stronghold” or the “Company”), Gregory A. Beard, William B. Spence (together with Stronghold, the “Stronghold Defendants”), B. Riley Securities, Inc., Cowen and Company, LLC, Tudor, Pickering, Holt & Co. Securities, LLC, D.A. Davidson & Co., Compass Point Research & Trading, LLC, and Northland Securities, Inc. (collectively, the “Underwriter Defendants”), and Ricardo R. A. Larroudé, (together with the Underwriter Defendants and Stronghold Defendants, the “Settling

Defendants”), on the other, and embodies the terms and conditions of the settlement of the above-captioned action (the “Action”). The Stipulation is intended by Plaintiff and the Settling Defendants to fully, finally and forever compromise, resolve, discharge, release, settle and dismiss with prejudice the Action and the Released Claims, as defined below, upon and subject to the terms and conditions hereof, and is submitted for approval by the Court.
WHEREAS:
A.All words or terms used herein that are capitalized shall have the meanings ascribed to those words or terms herein and in ¶1 hereof entitled “Definitions.”
B.On July 27, 2021, the Company filed with the SEC its first registration statement to sell shares of the Company in its Initial Public Offering (“IPO”). After several amendments to this registration statement (Registration No. 333-258188), on October 19, 2021, the Company filed with the SEC its final amendment to the Registration Statement, which the SEC declared effective that same day.
C.On October 21, 2021, Stronghold filed its prospectus on Form 424B4 with the SEC, which forms part of the Registration Statement. In the IPO, the Company sold 7,690,400 shares of Class A common stock at a price of $19.00 per share. The Company received net proceeds of approximately $132.5 million from the IPO. The proceeds from the IPO were purportedly to be contributed to Stronghold LLC in exchange for Stronghold LLC Units, and Stronghold LLC would purportedly use the net proceeds for general corporate purposes, including for acquisitions of miners and power generating assets.
D.On April 14, 2022, Mark Winter filed a shareholder action against Defendants, alleging violations of Section 11 and 15 of the Securities Act of 1933 (“Securities Act”) relating to Stronghold’s October 21, 2021 IPO. Dkt. No. 1. By Order dated August 4, 2022, the

Court appointed Plaintiff and Gulzar Ahmed as Co-Lead Plaintiffs, (“Co-Lead Plaintiffs”) and accordingly, appointed The Rosen Law Firm, P.A. and Levi & Korsinsky, LLP as Co-Lead Counsel. Dkt. No. 41.
E.On October 18, 2022, Co-Lead Plaintiffs filed their Amended Complaint. Dkt. No. 51.
F.On December 19, 2022 the Stronghold Defendants filed a Motion to Dismiss Co-Lead Plaintiffs’ Amended Complaint (“Stronghold MTD”). This motion was joined by Defendant Ricardo R. A. Larroudé, on December 19, 2022, Dkt. No. 57, and was fully briefed by March 20, 2023. Dkt. Nos. 54. (Stronghold MTD), 65 (Co-Lead Plaintiffs’ opposition), and 70 (Stronghold Defendants’ Reply)1.
G.Parallel to this, on December 19, 2022, the Underwriter Defendants filed a separate Motion to Dismiss Co-Lead Plaintiffs’ Amended Complaint (“Underwriter MTD”), which was fully briefed on March 20, 2023. Dkt. Nos. 58 (Underwriter MTD), 67 (Co-Lead Plaintiffs’ opposition), and 71 (Underwriter Defendants’ Reply).
H.On August 10, 2023, the Court ruled on both the Underwriter MTD and Stronghold MTD denying both Motions to Dismiss, except as to Plaintiff Gulzar Ahmed’s Section 12(a)(2) claims. Dkt. No. 77.
I.On September 8, 2023, the Court issued a Case Management Plan and Scheduling Order directing that Co-Lead Plaintiffs’ motion for class certification was to be filed no later than February 19, 2024, that Defendants’ opposition to certification was due no later than June 10, 2024, and Co-Lead Plaintiffs’ reply was due no later than August 19, 2024. Dkt. No. 87.
1 On March 20, 2023, Defendant Ricardo R. A. Larroudé joined the Stronghold MTD Reply. Dkt. No. 72.

J.Settling Defendants joined the Action by filing their answers on October 9, 2024. Dkt. Nos. 89 (Answer of Stronghold Defendants), 90 (Answer of Ricardo Larroudé), and 91 (Answer of Underwriter Defendants.).
K.On January 16, 2024, Gulzar Ahmed filed a motion to withdraw as co-lead plaintiff due to personal health issues. Dkt. No. 98. The Court granted the motion to withdraw on January 19, 2024, leaving Plaintiff as the sole Lead Plaintiff in the action. Dkt. No. 99.
L.On February 19, 2024, Lead Plaintiff moved for class certification and Appointment of Class Representatives and Class Counsel. Dkt. No. 100. The class certification motion was assigned to Magistrate Judge Gary Stein for a report and recommendation. Dkt. No. 103. By Order dated June 17, 2024, the Stronghold Defendants stipulated and consented to the substitution of the law firm Tannenbaum Helpern Syracuse & Hirschtritt LLP as their sole attorneys of record in place of the law firm Vinson & Elkins.
Mediation and Settlement
M.Plaintiff, the Stronghold Defendants, the Underwriter Defendants, and Defendant Ricardo R. A. Larroudé engaged Greg Danilow (the “Mediator” or “Danilow”) of Phillips ADR, a well-respected and experienced mediator, to assist them in exploring a potential negotiated resolution of the claims against Defendants. On March 26, 2024, counsel for Plaintiff, Stronghold Defendants, the Underwriter Defendants, and Defendant Ricardo R. A. Larroudé, met with the Mediator in an attempt to reach a settlement. The mediation involved an extended effort to settle the claims and was preceded by the exchange of mediation statements and materials. While these discussions narrowed the differences between the parties, they did not result in a resolution of the Action.

N.Between March 26, 2024 and July 18, 2024, Plaintiff and Settling Defendants continued to negotiate at arm’s-length, with the assistance of the Mediator, a resolution of the Action and conducted a second mediation on July 18, 2024. The parties have reached an agreement to settle all claims in the Action and had signed a confidential memorandum of understanding reflecting that agreement.
O.Plaintiff, through Lead Counsel, represents that it conducted an extensive investigation into the claims and the underlying events and transactions alleged in the Complaint. Based upon their investigation, prosecution, and mediation of the case, and taking into consideration the immediate and monetary benefit the Settlement Class Members will receive from the Settlement, weighed against the significant risks of continued litigation and trial, Plaintiff and Lead Counsel have concluded that the terms and conditions of this Settlement, as embodied herein, are fair, reasonable, and adequate to Plaintiff and to the other Settlement Class Members, and in their best interests, and have agreed to settle the claims raised in the Action pursuant to the terms and conditions of this Settlement.
P.This Stipulation, whether or not consummated, and any negotiations, discussions, or proceedings relating to this Stipulation, the Settlement of the Action, and any matters arising in connection therewith shall not be (a) offered or received against any Settling Defendant as evidence of, or construed as or deemed to be evidence of, any presumption against, or concession or admission by, any of Settling Defendants with respect to the truth of any fact alleged by Plaintiff or the validity of any claim that was or could have been asserted against any Settling Defendant in the Action or in any litigation, or of any liability, negligence, fault, or wrongdoing by any Settling Defendant, or of any fault, misrepresentation, or omission with respect to any statement or written document approved or made by any Settling

Defendant; (b) construed as or received as an admission or concession by, or presumption against, any Settling Defendant that any of his, her, or its defenses are without merit or that any damages would have been recoverable in the Action; or (c) offered or received against any Settling Defendant as evidence of, or construed as or deemed to be evidence of, any presumption against, or concession or admission by, any of Settling Defendants that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; or (d) offered or received against any Settling Defendant as evidence that a class should be certified if the Settlement is not consummated. Settling Defendants do not admit any liability or wrongdoing whatsoever in connection with the allegations set forth in the Action, or any facts related thereto.
Q.Settling Defendants have denied and continue to deny any and all allegations of fault, liability, wrongdoing, or damages whatsoever. All of Settling Defendants have expressly denied, and continue to deny, that they have committed any act or omission giving rise to any liability under the Securities Act or otherwise. Specifically, Settling Defendants have expressly denied, and continue to deny, among other things, each and all of the claims alleged by Plaintiff in the Action, including without limitation, any liability arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Action or that any alleged misstatements or omissions were made. Settling Defendants also have denied, and continue to deny, among other allegations, the allegations that Plaintiff or the Settlement Class have suffered any damages, or that Plaintiff or the Settlement Class were harmed by the conduct alleged in the Action or that it could have alleged as part of the Action. In addition, Settling Defendants maintain that they have meritorious defenses to all claims alleged in the Action.

R.Settling Defendants have taken into account the expense, risks, and uncertainty inherent in any litigation and Settling Defendants have determined that it is desirable and beneficial to them that the Action be settled in the matter and upon the terms and conditions set forth in this Stipulation. Neither this Stipulation, nor any of the terms of the Settlement of the Action shall in any event be construed as or deemed to be, evidence of, or an admission or concession on the part of any Settling Defendant with respect to any claim, fault, liability, wrongdoing, or damage whatsoever, or any infirmity in the defenses that Settling Defendants have or could have asserted.
NOW THEREFORE, without any concession by Plaintiff that the Action lacks merit, and without any admission or concession by Settling Defendants of any fault, damages, liability or wrongdoing or lack of merit in any of their defenses, it is hereby STIPULATED AND AGREED, by and among the parties to this Stipulation (the “Parties”), through their respective attorneys, subject to approval by the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure and the PSLRA, that, in consideration of the benefits flowing to the Parties hereto, all Released Plaintiff’s Claims and all Released Defendants’ Claims, as against all Released Parties, shall be fully, finally, and forever compromised, settled, released, resolved, relinquished, waived, discharged, and dismissed with prejudice, and without costs, upon and subject to the following terms and conditions:
DEFINITIONS
1.As used in this Stipulation, the following terms shall have the meanings set forth below. In the event of any inconsistency between any definition set forth below and any definition in any other document related to the Settlement, the definition set forth below shall control.

(a)“Action” means the civil action captioned Winter v. Stronghold Digital Mining Inc. et al., Case No. 1:22-cv-03088-RA (S.D.N.Y.), pending in the United States District Court for the Southern District of New York before the Honorable Ronnie Abrams.
(b)“Alternative Judgment” means a form of final judgment that may be entered by the Court but in a form other than the form of Judgment provided for in this Stipulation and where none of the Parties hereto elects to terminate this Settlement by reason of such variance.
(c)“Authorized Claimant” means a Settlement Class Member who submits a valid Claim Form to the Claims Administrator that is accepted for payment.
(d)“Claimant” means a Person who submits a Claim Form to the Claims Administrator in connection with the Settlement.
(e)“Claims Administrator” Strategic Claims Services, which shall administer the Settlement.
(f)“Lead Counsel” means The Rosen Law Firm, P.A.
(g)“Controlling Person” means a person who holds a majority voting power in, or possesses the power to direct the actions of or to exercise control over, the general or daily operations of, a company or other business entity.
(h)“Defendants” means, collectively, the Stronghold Defendants, the Underwriter Defendants, and Ricardo R. A. Larroude.
(i)“Effective Date” means the date upon which the Settlement shall have become effective, as set forth in ¶39 below.
(j)“Escrow Account” means the separate escrow account maintained at The Huntington National Bank, wherein the Settlement Amount shall be deposited and held for the benefit of the Settlement Class pursuant to this Stipulation and subject to the jurisdiction of the Court. “Escrow Agent” means Lead Counsel.
(k)“Fee and Expense Application” means Lead Counsel’s application for an award of attorneys’ fees and payment of Litigation Expenses incurred in prosecuting the case, including any expenses of Plaintiff pursuant to 15 U.S.C. § 77z-1(a)(4) of the PSLRA.
(l)“Final,” with respect to a court order means the later of: (i) if there is an appeal from a court order the date of final affirmance on appeal and the expiration of the time for any further judicial review whether by appeal, reconsideration, or a petition for a writ of certiorari and, if certiorari is granted, the date of final affirmance of the order following review pursuant to the grant; or (ii) the date of final dismissal of any appeal from the order or the final dismissal of any proceeding on certiorari to review the order; or (iii) the expiration of the time for the filing or noticing of any appeal or petition for certiorari from the order (or, if the date for taking an appeal or seeking review of the order, shall be extended beyond this time by order of the issuing court, by operation of law or otherwise, or if such extension is requested, the date of expiration of any extension if any appeal or review is not sought), without any such filing or noticing being made. However, any appeal or proceeding seeking subsequent judicial review pertaining solely to an order issued with respect to the Plan of Allocation of the Net Settlement Fund (as submitted or subsequently modified), the Court’s award of attorneys’ fees or expenses, or the procedures for determining Authorized Claimants’ recognized claims shall not in any way delay or affect the time set forth above for the Judgment or Alternative Judgment to become Final or otherwise preclude the Judgment or Alternative Judgment from becoming Final.
(m)“Immediate Family(ies)” means, as set forth in 17 C.F.R. § 229.404, children, stepchildren, parents, stepparents, Spouses, siblings, mothers-in-law, fathers-in-law,

sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law. “Spouse” as used in this definition means a husband, a wife, or a partner in a state-recognized domestic partnership, civil union, or marriage.
(n)“Investment Vehicle” means any investment company or pooled investment fund, including but not limited to, mutual fund families, exchange traded funds, fund of funds and hedge funds, in which Defendants, or any of them, have, has or may have a direct or indirect interest, or as to which any of their affiliates may act as an investment advisor, but in which any Defendant alone or together with its, his or her respective affiliates is not a majority owner or does not hold a majority beneficial interest.
(o)“Judgment” means the proposed judgment to be entered by the Court approving the Settlement, substantially in the form attached hereto as Exhibit B.
(p)“Lead Plaintiff” or “Plaintiff” means Allegheny County Employees Retirement System.
(q)“Litigation Expenses” means costs and expenses incurred by Lead Counsel in connection with commencing, prosecuting, and settling the Action (which may include the costs and expenses of Plaintiff directly related to its representation of the Settlement Class pursuant to the PSLRA), for which Lead Counsel intends to apply to the Court for payment from the Settlement Fund.
(r)“Mediator” means Greg Danilow of Phillips ADR Enterprises.
(s)“Net Settlement Fund” means the Settlement Fund less: (i) Court-awarded attorneys’ fees and expenses; (ii) Notice and Administration Expenses; (iii) Taxes; and (iv) any other fees or expenses approved by the Court.

(t)“Notice” means the Notice of Pendency of Class Action, Proposed Settlement, and Motion for Attorneys’ Fees and Expenses to be sent to Settlement Class Members, which, subject to approval of the Court, shall be substantially in the form attached hereto as Exhibit 1 to Exhibit A hereto.
(u)“Notice and Administration Expenses” means the costs, fees, and expenses that are incurred by the Claims Administrator and/or Plaintiff’s Counsel in connection with (i) providing notices to the Class, and (ii) administering the Settlement, including but not limited to, the claims process, as well as the costs, fees, and expenses incurred in connection with the Escrow Account.
(v)“Offering” means Stronghold’s October 21, 2021 initial public offering.
(w)“Offering Documents” means Stronghold’s registration statements declared effective by the SEC on October 19, 2021 (the “Registration Statement”) and Stronghold’s final prospectus for the Offering, dated October 21, 2021 on Form 424B4, which forms part of the Registration Statement.
(x)“Person(s)” means any individual, corporation (including all divisions and subsidiaries), general or limited partnership, association, joint stock company, joint venture, limited liability company or corporation, professional corporation, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any other business or legal entity.
(y)“Plaintiff’s Counsel” means The Rosen Law Firm, P.A.
(z)“Plan of Allocation” means the proposed Plan of Allocation of Net Settlement Fund, which, subject to the approval of the Court, shall be substantially in the form described in the Notice.

(aa)“Postcard Notice” means the postcard notice of the pendency of the Action, the Settlement, and motion for attorneys’ fees and expenses to be sent to Settlement Class Members, which, subject to approval of the Court, shall be substantially in the form attached hereto as Exhibit A-4.
(ab)“Preliminary Approval Order” means the proposed Order Granting Preliminary Approval of Class Action Settlement, Approving Form and Manner of Notice, and Setting Date for Hearing on Final Approval of Settlement, which, subject to the approval of the Court, shall be substantially in the form attached hereto as Exhibit A.
(ac)“Proof of Claim” or “Claim Form” means the Proof of Claim and Release form for submitting a claim, which, subject to approval of the Court, shall be substantially in the form attached hereto as Exhibit 2 to Exhibit A.
(ad)“Released Defendant Parties” means Settling Defendants and each and all of their Related Parties and Settling Defendants’ Counsel.
(ae)“Related Parties” means each of a Settling Defendant’s respective past, present, or future direct or indirect parents, subsidiaries, divisions, branches, Controlling Persons, associates, entities, affiliates or joint ventures, as well as each of their respective past or present directors, officers, employees, managers, managing directors, supervisors, contractors, consultants, servants, general partners, limited partners, partnerships, members, principals, trusts, trustees, advisors, auditors, accountants, agents, underwriters, insurers, co-insurers, reinsurers, controlling shareholders, attorneys, fiduciaries, financial or investment advisors or consultants, banks or investment bankers, personal or legal representatives, counsel, agents, predecessors, predecessors-in-interest, successors, assigns, spouses, heirs, executors, administrators, legal or personal representatives of each of them in their capacities as such, related or affiliated entities, anyone acting or purporting to act for or on behalf of any of them or their successors, heirs or assigns, any other entities in which a Settling Defendant has or had a Controlling Interest, any Immediate Family Member of an Individual Defendant, any trust of which any Settling Defendant is the settlor or which is for the benefit of any Settling Defendant and/or member(s) of his or her family, and the legal representatives, heirs, successors in interest or assigns of Settling Defendants.
(af)“Released Defendants’ Claims” means all claims and causes of action of any nature and description, including both known claims and Unknown Claims (as defined below), whether arising under federal, state, common, or foreign law, that Settling Defendants could have asserted against any of the Released Plaintiff Parties that arise out of or relate in any way to the institution, prosecution, or settlement of the claims in the Action, except for claims relating to the enforcement of the Settlement or any claims against any Person who submits a request for exclusion that is accepted by the Court.
(ag)“Released Parties” means the Released Defendant Parties and the Released Plaintiff Parties.
(ah)“Released Plaintiff’s Claims” means any and all claims, including both known claims or Unknown claims (as defined below), demands, rights, actions, causes of action, liabilities, damages, obligations, judgments, duties, costs, expenses, matters and issues known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, that have been or could have been, or in the future can or might be, asserted in any court, tribunal or proceeding, by or on behalf of Plaintiff or any putative member of the Class, whether individual, direct, class, derivative, representative, legal, equitable, or any other type or in any other capacity against the Released Defendant Parties, which have arisen, could have arisen, or hereinafter may arise, that relate in any manner to the acts, events, facts, matters, transactions, occurrences, statements, representations, or omissions or any other matters that were alleged or could have been alleged in the Action, or relate, directly or indirectly, to the Action, or arise out of, are based upon, or in any way relate to, directly or indirectly, the purchase, acquisition, holding, sale or disposition of any Stronghold securities during the time period referenced in the Settlement Class definition. For the avoidance of doubt, Released Plaintiff’s Claims do not include claims relating to the enforcement of the Settlement or any derivative plaintiff in the lawsuit captioned In re Stronghold Digital Mining, Inc. Stockholder Derivative Litigation, Lead Case No. 1 :23-cv-07840-RA (S.D.N.Y).
(ai)“Released Plaintiff Parties” means each and every Settlement Class Member, Plaintiff, Lead Counsel, and each of their respective past or present trustees, officers, directors, partners, employees, affiliates, contractors, principals, agents, attorneys, predecessors, successors, assigns, insurers, parents, subsidiaries, general or limited partners or partnerships, and limited liability companies; and the Spouses, members of the Immediate Families, representatives, and heirs of any Released Plaintiff Party who is an individual, as well as any trust of which any Released Plaintiff Party is the settlor or which is for the benefit of any of their Immediate Family members. Released Plaintiff Parties does not include any Person who timely and validly seeks exclusion from the Settlement Class.
(aj)“Settlement” means the resolution of the Action in accordance with the terms and provisions of this Stipulation.

(ak) “Settlement Amount” means the total principal amount of four million seven hundred and fifty thousand ($4.75 million) in cash and the US dollar value of 25 Bitcoins, calculated pursuant to the formula set forth in Paragraph 6 of this Stipulation.
(al)“Settlement Class” or “Settlement Class Member” means all persons and entities who or which purchased or otherwise acquired Stronghold’s Class A common stock on or before December 20, 2021, pursuant and/or traceable to the Offering Documents issued in connection with the Class A common stock initial public offering in October 2021 and were damaged thereby. Excluded from the Settlement Class are: (i)  Defendants; (ii) Immediate Families of the Individual Defendants; (iii) any person who was an officer, director, or control person of Stronghold and the Underwriter Defendants, (at all relevant times, and members of their Immediate Families); (iv) Stronghold’s employee retirement and/or benefit plan(s) and their participants and/or beneficiaries to the extent they purchased or acquired Stronghold’s Class A common stock through any such plan(s); (v) any entity in which any Defendant has or had a Controlling Interest; and (vi) the legal representatives, heirs, successors, or assigns of any such excluded person or entity. Also excluded from the Settlement Class will be any Persons who or which exclude themselves from the Settlement Class by submitting a timely and valid request for exclusion that is accepted by the Court. However, any Investment Vehicle (as defined above) will not be excluded from the Settlement Class. Settling Defendants stipulate, agree, and consent to the definitions of “Settlement Class” and “Settlement Class Member” for the sole purpose of the Settlement, and without prejudice to their right to contest class certification if the Settlement is not approved by the Court, is terminated or cancelled, or fails to become effective for any reason.

(am)“Settlement Fund” means the Settlement Amount and any interest earned thereon.
(an)“Settlement Hearing” means the hearing to be held by the Court to determine whether (i) the proposed Settlement is fair, reasonable, and adequate and should be approved; (ii) the Plan of Allocation is fair, reasonable, and adequate; and (iii) Lead Counsel’s request for an award of attorneys’ fees and Litigation Expenses on behalf of Plaintiff’s Counsel, including an award to Plaintiff pursuant to the PSLRA, is reasonable and should be approved.
(ao)“Settling Defendants” means, collectively, the Stronghold Defendants (as defined below), Ricardo R. A. Larroude, and the Underwriter Defendants (as defined below).
(ap)“Settling Defendants’ Counsel” means the law firms of Tannenbaum Helpern Syracuse & Hirschtritt LLP, Faegre Drinker Biddle & Reath LLP, and Willkie Farr & Gallagher LLP.
(aq)“Stipulation” means this Stipulation and Agreement of Settlement.
(ar)“Stronghold” means Stronghold Digital Mining Inc., including without limitation all of its officers, directors, current and former employees, counsel, agents, affiliates, parents, subsidiaries, representatives, consultants, predecessors and successors in interest.
(as)The “Stronghold Defendants” means Stronghold, Gregory A. Beard, and William B. Spence.
(at)The “Underwriter Defendants” means, collectively, B. Riley Securities, Inc., Cowen and Company, LLC, Tudor, Pickering, Holt & Co. Securities, LLC, D.A. Davidson & Co., Compass Point Research & Trading, LLC, and Northland Securities, Inc., including without limitation all of their officers, officers, directors, current and former employees, counsel, agents, affiliates, parents, subsidiaries, representatives, consultants, predecessors and successors in interest.
(au)“Summary Notice” means the Summary Notice of Pendency of Class Action, Proposed Settlement, and Motion for Attorneys’ Fees and Expenses for publication, which, subject to approval of the Court, shall be substantially in the form attached hereto as Exhibit 3 to Exhibit A.
(av)“Taxes” means all federal, state, or local taxes of any kind on any income earned by the Settlement Fund and the expenses and costs incurred in connection with the taxation of the Settlement Fund (including, without limitation, interest, penalties and the reasonable expenses of tax attorneys and accountants).
(aw)“Unknown Claims” means (i) any and all Released Plaintiff’s Claims against Released Defendant Parties which Plaintiff or any Settlement Class Members do not know or suspect to exist in his, her, or its favor as of the Effective Date which, if known by such party, might have affected such party’s settlement with and release of the Released Defendant Parties, or might have affected such party’s decision not to object to this Settlement and (ii) any and all Released Defendants’ Claims that any Settling Defendant does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Plaintiff Parties, which if known by him, her, or it might have affected his, her, or its decision(s) with respect to the Settlement, including the decision to object to the terms of the Settlement or to exclude himself, herself, or itself from the Settlement Class. With respect to any and all Released Plaintiff’s Claims and Released Defendants’ Claims, the Parties stipulate and agree that, by operation of the Judgment or Alternative Judgment, upon the Effective Date, Plaintiff and Settling Defendants shall have expressly waived, and each other Settlement Class Member shall be deemed to have waived, and by operation of the Judgment or Alternative Judgment shall have, to the fullest extent permitted by law, expressly waived and relinquished any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States or foreign law, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Plaintiff, other Settlement Class Members, or Settling Defendants may hereafter discover facts, legal theories, or authorities in addition to or different from those which he, she, or it now knows or believes to be true with respect to the subject matter of the Released Plaintiff’s Claims and the Released Defendants’ Claims, but Plaintiff and Settling Defendants shall expressly, fully, finally, and forever settle and release, and each Settlement Class Member shall be deemed to have settled and released, and upon the Effective Date and by operation of the Judgment or Alternative Judgment shall have settled and released, fully, finally, and forever, any and all Released Plaintiff’s Claims and Released Defendants’ Claims as applicable, without regard to the subsequent discovery or existence of such different or additional facts, legal theories, or authorities. Plaintiff and Settling Defendants acknowledge, and other Settlement Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Plaintiff’s Claims and Released Defendants’ Claims was separately bargained for and was a material element of the Settlement.
SCOPE AND EFFECT OF SETTLEMENT
2.The obligations incurred pursuant to this Stipulation are: (i) subject to approval by the Court and the Judgment, or Alternative Judgment, reflecting such approval becoming Final;

and (ii) in full and final disposition of the Action with respect to the Released Parties and any and all Released Plaintiff’s Claims and Released Defendants’ Claims.
3.For purposes of this Settlement only, the Parties agree to: (i) certification of the Action as a class action, pursuant to Fed. R. Civ. P. 23(a) and 23(b)(3), on behalf of the Settlement Class as defined in ¶1(ll); (ii) the appointment of Plaintiff as Class Representatives for the Settlement Class; and (iii) the appointment of Lead Counsel as Class Counsel for the Settlement Class pursuant to Federal Rule of Civil Procedure 23(g). In the event that the Judgment or Alternate Judgment, if applicable, does not become Final or the Settlement fails to become effective for any reason, the Parties reserve all their rights on all issues. In such an event, Settling Defendants reserve all rights to object to and oppose class certification or challenge the standing of Plaintiff or any other intervening plaintiff, and this Stipulation shall not be offered as evidence of any agreement, admission, or concession that any class should be or remain certified in the Action or that any plaintiff has standing.
4.By operation of the Judgment or Alternative Judgment, as of the Effective Date, Plaintiff and each and every other Settlement Class Member, on behalf of themselves and each of their respective heirs, executors, trustees, administrators, predecessors, successors, assigns, and any other Person claiming (now or in the future) through or on behalf of them, in their capacities as such, (regardless of whether any such Person ever seeks or obtains by any means, including, without limitation, by submitting a Proof of Claim, any disbursement from the Settlement Fund), shall be deemed to have, and by operation of the Judgement or Alternative Judgment shall have, (i) fully, finally, and forever compromised, settled, released, resolved, relinquished, waived, discharged, and dismissed with prejudice each and every one of the Released Plaintiff’s Claims against each and every one of the Released Defendant Parties, (ii) covenanted not to sue any

Settling Defendant or Released Defendant Parties with respect to all such Released Plaintiff’s Claims, and (iii) shall forever be barred and enjoined, to the fullest extent permitted by law, from commencing, instituting, prosecuting, maintaining, or participating in the prosecution of any action or other proceeding, in any forum, asserting any and all of the Released Plaintiff’s Claims against any and all of the Released Defendant Parties.
5.By operation of the Judgment or Alternative Judgment, as of the Effective Date, Settling Defendants, on behalf of themselves and each of their respective heirs, executors, trustees, administrators, predecessors, successors, assigns, and any other Person claiming (now or in the future) through or on behalf of them, in their capacities as such, shall be deemed to have, and by operation of the Judgement or Alternative Judgment shall have, (i) fully, finally, and forever compromised, settled, released, resolved, relinquished, waived, discharged, and dismissed with prejudice each and every one of the Released Defendants’ Claims against each and every one of the Released Plaintiff Parties, (ii) covenanted not to sue any Released Plaintiff Party with respect to all such Released Defendants’ Claims, and (iii) shall forever be barred and enjoined, to the fullest extent permitted by law, from commencing, instituting, prosecuting, maintaining, or participating in the prosecution of any action or other proceeding, in any forum, asserting any and all of the Released Defendants’ Claims against any and all of the Released Plaintiff Parties.
THE SETTLEMENT CONSIDERATION
6.In full and complete settlement of the claims asserted in the Action against Defendants and in consideration of the releases specified in ¶¶4-5, above, all of which the Parties agree are good and valuable consideration, Stronghold agrees to pay or cause the payment of the Settlement Amount into the Escrow Account in accordance with the following schedule: (i)

$4,750,000 in cash on the first day of the month following entry of an order preliminarily approving of the Parties' Settlement Agreement (“Preliminary Approval”); and (ii) the US dollar value of 25 Bitcoins according to the following schedule: (1) the US dollar value of one Bitcoin on the third business day of the month following Preliminary Approval, (2) the US dollar value of one Bitcoin on the third business day of every month for each of the twenty-two months immediately following the first Bitcoin payment, (3) on the third business day of the 24th month following Preliminary Approval, Stronghold shall pay the US dollar value of 2 Bitcoins. The US dollar value of Bitcoin for each month shall be calculated as the most recent price of Bitcoin listed on the Nasdaq Bitcoin Reference Price Index (NQBTC) as of the first of that month on 12:01 AM ET, less transaction fees not to exceed $200. If Stronghold enters into an agreement that results in a change in control, and neither Stronghold nor its successor continues in the Bitcoin mining business, Stronghold’s obligation to pay the remaining unpaid US dollar value of Bitcoin shall be immediately liquidated to a cash value and Stronghold or its successor shall be obligated to pay within 15 days of the closing of such Change in Control the remaining unpaid Bitcoin in a cash amount equal to the unpaid number of Bitcoins multiplied by $63,913. Lead Counsel shall provide Stronghold’s counsel with complete particulars for payment by wire transfer or check, as well as a W-9 for the Settlement Fund, within three (3) business days of execution of this Stipulation. For the avoidance of doubt, no Defendant other than Stronghold shall pay, or be liable to pay any part of the Settlement Amount, whether via cash or any other form of compensation, including but not limited to Bitcoin or the liquidated value of any Bitcoin.
7.With the sole exceptions of Stronghold’s obligation to secure payment of the Settlement Amount into the Escrow Account as provided for in ¶6, Settling Defendants’ obligation pursuant to ¶21, and Settling Defendants’ obligation pursuant to ¶37, Settling

Defendants and Settling Defendants’ Counsel shall have no responsibility for, interest in, or liability whatsoever with respect to: (i) any act, omission, or determination by Lead Counsel or the Claims Administrator, or any of their respective designees or agents, in connection with the administration of the Settlement or otherwise; (ii) the management, investment, or distribution of the Settlement Fund; (iii) the Plan of Allocation; (iv) the determination, administration, calculation, or payment of any claims asserted against the Settlement Fund; (v) any loss suffered by, or fluctuation in value of, the Settlement Fund; or (vi) the payment or withholding of any Taxes, expenses, and/or costs incurred in connection with the taxation of the Settlement Fund, distributions, or other payments from the Escrow Account, or the filing of any federal, state, or local returns.
8.Other than Stronghold’s obligation to cause the payment of the Settlement Amount pursuant to ¶6, Settling Defendants shall have no obligation to make any other payments into the Escrow Account or to any Settlement Class Member pursuant to this Stipulation.
9.The Settlement Amount includes all Plaintiff’s attorneys’ fees and expenses, any court-approved award to any Plaintiff, all Plaintiff’s litigation costs, and all Notice and Administration Expenses, including but not limited to fees and costs incurred by the independent Claims Administrator (to be appointed by the Court) in actually providing notice to the Settlement Class.
USE AND TAX TREATMENT OF SETTLEMENT FUND
10.The Settlement Fund shall be used: (i) to pay any Taxes; (ii) to pay Notice and Administration Expenses; (iii) to pay any attorneys’ fees and expenses awarded by the Court;

(iv) to pay any other fees and expenses awarded by the Court; and (v) to pay the claims of Authorized Claimants.
11.The Net Settlement Fund shall be distributed to Authorized Claimants as provided in ¶¶22–35 hereof. The Net Settlement Fund shall remain in the Escrow Account prior to the Effective Date. All funds held in the Escrow Account, and all earnings thereon, shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds shall have been disbursed or returned, pursuant to the terms of this Stipulation, and/or further order of the Court. The Escrow Agent shall invest funds in the Escrow Account in instruments backed by the full faith and credit of the United States Government (or a mutual fund invested solely in such instruments), or deposit some or all of the funds in non-interest-bearing transaction account(s) that are fully insured by the Federal Deposit Insurance Corporation (“FDIC”) in amounts that are up to the limit of FDIC insurance. Settling Defendants and Settling Defendants’ Counsel shall have no responsibility for, interest in, or liability whatsoever with respect to investment decisions executed by the Escrow Agent. All risks related to the investment of the Settlement Fund shall be borne solely by the Settlement Fund. After the Settlement Amount has been paid by Stronghold into the Escrow Account, the Parties agree to treat the Settlement Fund as a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1. All provisions of this Stipulation shall be interpreted in a manner that is consistent with the Settlement Amount being a “qualified settlement fund” within the meaning of Treasury Regulation § 1.468B-1. In addition, Lead Counsel shall timely make, or cause to be made, such elections as necessary or advisable to carry out the provisions of this paragraph 11, including the “relation-back election” (as defined in Treas. Reg. § 1.468B-1) back to the earliest permitted date. Such election shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of Lead Counsel to timely and properly prepare and deliver, or cause to be prepared and delivered, the necessary documentation for signature by all necessary parties, and thereafter take all such actions as may be necessary or appropriate to cause the appropriate filing(s) to timely occur. Consistent with the foregoing:
(a)For the purposes of Section 468B of the Internal Revenue Code of 1986, as amended, and Treas. Reg. § 1.468B promulgated thereunder, the “administrator” shall be Lead Counsel or their successors, who shall timely and properly file, or cause to be filed, all federal, state, or local tax returns and information returns (together, “Tax Returns”) necessary or advisable with respect to the earnings on the funds deposited in the Escrow Account (including without limitation the returns described in Treas. Reg. § 1.468B-2(k)). Such Tax Returns (as well as the election described above) shall be consistent with this subparagraph and in all events shall reflect that all Taxes (including any estimated taxes, earnings, or penalties) on the income earned on the funds deposited in the Escrow Account shall be paid out of such funds as provided in subparagraph (c) of this paragraph 11.
(b)All Taxes shall be paid out of the Settlement Fund. In all events, Settling Defendants and Settling Defendants’ Counsel shall have no liability or responsibility whatsoever for the Taxes or the filing of any Tax Return or other document with the Internal Revenue Service or any other state or local taxing authority. Settling Defendants shall have no liability or responsibility for the Taxes of the Escrow Account with respect to the Settlement Amount nor the filing of any Tax Returns or other documents with the Internal Revenue Service or any other taxing authority. In the event any Taxes are owed by any of Settling Defendants on any earnings on the funds on deposit in the Escrow Account, such amounts shall also be paid out of the Settlement Fund.

(c)Taxes with respect to the Settlement Amount and the Escrow Account shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid, or caused to be paid, by Lead Counsel out of the Settlement Fund without prior order from the Court or approval by Settling Defendants. Lead Counsel shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts (as well as any amounts that may be required to be withheld under Treas. Reg. § 1.468B-2(l)(2)). The Parties agree to cooperate with each other, and their tax attorneys and accountants to the extent reasonably necessary, to carry out the provisions of this paragraph 11.
12.This is not a claims-made settlement. As of the Effective Date, Settling Defendants, and/or any other Person funding the Settlement on a Settling Defendant’s behalf, shall not have any right to the return of the Settlement Fund or any portion thereof for any reason once the Judgment becomes Final and all the conditions set forth in ¶39 have been satisfied.
ATTORNEYS’ FEES AND LITIGATION EXPENSES
13.Lead Counsel will apply to the Court for an award from the Settlement Fund of attorneys’ fees and payment of Litigation Expenses incurred in prosecuting the Action, including reimbursement to Plaintiff pursuant to the PSLRA, plus earnings on such amounts at the same rate and for the same periods as earned by the Settlement Fund.
14.The amount of attorneys’ fees and Litigation Expenses awarded by the Court is within the sole discretion of the Court. Any attorneys’ fees and Litigation Expenses awarded by the Court shall be payable from the Settlement Fund to Lead Counsel immediately upon entry of an Order awarding such attorneys’ fees and Litigation Expenses, notwithstanding the existence of any timely filed objections thereto or to the Settlement, or potential for appeal therefrom, or collateral attack on the Fee and Expense Application, the Settlement, or any part thereof. To the extent any amount of the settlement is not paid into the Settlement Fund at the time of the entry of the Order for attorneys’ fees and Litigation Expenses, Lead Counsel shall collect and pay any share of its fee from such unpaid amount immediately after such amount is paid into the Settlement Fund.
15.Any payment of attorneys’ fees and Litigation Expenses pursuant to ¶¶13–14 above shall be subject to Lead Counsel’s obligation to make refunds or repayments to the Settlement Fund of any paid amounts, plus accrued earnings at the same net rate as is earned by the Settlement Fund, if the Settlement is terminated pursuant to the terms of this Stipulation or fails to become effective for any reason, or if, as a result of any appeal or further proceedings on remand or successful collateral attack, the award of attorneys’ fees and/or expenses is reduced or reversed by Final non-appealable court order. Lead Counsel shall make the appropriate refund or repayment in full no later than thirty (30) calendar days after receiving notice of the termination of the Settlement pursuant to this Stipulation, notice from a court of appropriate jurisdiction of the disapproval of the Settlement by Final non-appealable court order, or notice of any reduction or reversal of the award of attorneys’ fees and/or expenses by Final non-appealable court order. Lead Counsel, as a condition of receiving any such award of attorneys’ fees and Litigation Expenses, agree that they are subject to the jurisdiction of the Court for purposes of enforcing the provisions of this paragraph and ¶¶13–14 above.
16.With the sole exception of Stronghold’s obligation to pay the Settlement Amount into the Escrow Account as provided for in ¶6, Settling Defendants shall have no responsibility for, and no liability whatsoever with respect to, any payment whatsoever to Lead Counsel in the Action that may occur at any time.

17.Settling Defendants shall have no responsibility for, and no liability whatsoever with respect to, any allocation of any attorneys’ fees or expenses in the Action, or to any other Person who may assert some claim thereto, or any fee or expense awards the Court may make in the Action.
18.Settling Defendants shall have no responsibility for, and no liability whatsoever with respect to, any attorneys’ fees, costs, or expenses incurred by or on behalf of Settlement Class Members, whether or not paid from the Escrow Account. The Settlement Fund will be the sole source of payment for any award of attorneys’ fees and expenses ordered by the Court.
19.The procedure for and the allowance or disallowance by the Court of any Fee and Expense Application are not part of the Settlement set forth in this Stipulation, and are separate from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in the Stipulation, and any order or proceeding relating to any Fee and Expense Application, including an award of attorneys’ fees or expenses in an amount less than the amount requested by Lead Counsel, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment or Alternative Judgment approving the Stipulation and the Settlement set forth herein. Plaintiff and Lead Counsel may not cancel or terminate the Stipulation or the Settlement in accordance with ¶40 or otherwise based on the Court’s or any appellate court’s ruling with respect to any Fee and Expense Application in the Action.
NOTICE AND ADMINISTRATION EXPENSES
20.Except as otherwise provided herein, the Net Settlement Fund shall be held in the Escrow Account until the Effective Date.

21.Prior to the Effective Date, without further approval from Settling Defendants or further order of the Court, Lead Counsel may expend up to $300,000 from the Settlement Fund to pay Notice and Administration Expenses actually incurred. Additional sums for this purpose prior to the Effective Date may be paid from the Settlement Fund upon agreement of the Parties or order of the Court. The foregoing notwithstanding, fees related to the Escrow Account and investment of the Settlement Fund may be paid as incurred, without further approval of Settling Defendants or further order of the Court. After the Effective Date, without approval of Settling Defendants or further order of the Court, Notice and Administration Expenses may be paid as incurred. Settling Defendants and/or Released Defendant Parties shall have no responsibility for, and no liability whatsoever with respect to, notice to the Settlement Class or any Notice and Administration Expenses, except as set forth in ¶37 below and Settling Defendants shall be responsible for providing any required notice under the Class Action Fairness Act of 2005 (“CAFA”), if any, at their own expense.
DISTRIBUTION TO AUTHORIZED CLAIMANTS
22.Except as otherwise provided herein, the Settlement Fund shall be held in the Escrow Account until the Effective Date.
23.The Claims Administrator, subject to such supervision and direction of Lead Counsel and/or the Court as may be necessary or as circumstances may require, shall administer the Settlement in accordance with the terms of this Stipulation, the Court-approved Plan of Allocation, and subject to the jurisdiction of the Court. None of the Released Defendant Parties shall have responsibility (except as stated in ¶¶6 and 37 hereof) for, interest in, or liability whatsoever with respect to the administration of the Settlement or the actions or decisions of the Claims Administrator, and shall have no liability whatsoever to any Person, including, but not limited to, Plaintiff, any member of the Settlement Class, and Lead Counsel in connection with such administration.
24.The Claims Administrator shall receive claims and determine, inter alia, whether the claim is valid, in whole or part, and each Authorized Claimant’s pro rata share of the Net Settlement Fund based upon each Authorized Claimant’s recognized loss, as defined in the Plan of Allocation included in the Notice, or in such other plan of allocation as the Court may approve.
25.Settling Defendants have no role in the development of, and will take no position with respect to, the Plan of Allocation. Any decision by the Court concerning the Plan of Allocation shall not affect the validity or finality of the proposed Settlement. The Plan of Allocation is not a necessary term of the Settlement or this Stipulation and it is not a condition of the Settlement or this Stipulation that any particular plan of allocation be approved by the Court. Plaintiff and Lead Counsel may not cancel or terminate the Stipulation or the Settlement in accordance with ¶40 or otherwise based on the Court’s or any appellate court’s ruling with respect to the Plan of Allocation or any plan of allocation in the Action. Settling Defendants and Settling Defendants’ Counsel shall have no responsibility or liability for reviewing or challenging claims, the allocation of the Net Settlement Fund, or the distribution of the Net Settlement Fund.
26.Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants.

27.If there is any balance remaining in the Net Settlement Fund (whether by reason of tax refunds, uncashed checks, or otherwise) after at least six (6) months from the date of initial distribution of the Net Settlement Fund, the Claims Administrator shall, if feasible and economical after payment of Notice and Administration Expenses, Taxes, and attorneys’ fees and Litigation Expenses, if any, redistribute such balance among Authorized Claimants who have cashed their checks in an equitable and economic fashion. Once it is no longer feasible or economical to make further distributions, any balance that still remains in the Net Settlement Fund after re-distribution(s) and after payment of outstanding Notice and Administration Expenses, Taxes, and attorneys’ fees and expenses, if any, shall be contributed to Howard University School of Law Investor Justice Clinic, a non-sectarian, not-for-profit charitable organization serving the public interest, or such other non-sectarian, not-for-profit charitable organization approved by the Court.
ADMINISTRATION OF THE SETTLEMENT
28.Any Settlement Class Member who fails to timely submit a valid Claim Form (substantially in the form of Exhibit 2 to Exhibit A) will not be entitled to receive any distribution from the Net Settlement Fund, except as otherwise ordered by the Court or allowed by Lead Counsel in their discretion, but will otherwise be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment or Alternative Judgment to be entered in the Action and all releases provided for herein, and will be barred and enjoined, to the fullest extent permitted by law, from commencing, instituting, prosecuting, maintaining, or participating in the prosecution of any action or other proceeding, in any forum, asserting any and all of the Released Plaintiff’s Claims against any and all of the Released Defendant Parties.

29.Lead Counsel shall be responsible for supervising the administration of the Settlement and disbursement of the Net Settlement Fund by the Claims Administrator. Lead Counsel shall have the right, but not the obligation, to advise the Claims Administrator to waive what Lead Counsel deems to be de minimis or formal or technical defects in any Claim Form submitted. Settling Defendants and Released Defendant Parties shall have no liability, obligation or responsibility for the administration of the Settlement, the allocation of the Net Settlement Fund, or the reviewing or challenging claims. Lead Counsel shall be solely responsible for designating the Claims Administrator, subject to approval by the Court.
30.For purposes of determining the extent, if any, to which a Settlement Class Member shall be entitled to be treated as an Authorized Claimant, the following conditions shall apply:
(a)Each Claimant shall be required to submit a Claim Form, substantially in the form attached hereto as Exhibit 2 to Exhibit A, supported by such documents as are designated therein, including proof of the Claimant’s loss, or such other documents or proof as the Claims Administrator or Lead Counsel, in their discretion, may deem acceptable;
(b)All Claim Forms must be submitted by the date set by the Court in the Preliminary Approval Order and specified in the Notice, unless such deadline is extended by Lead Counsel in their discretion or by Order of the Court. Any Settlement Class Member who fails to submit a Claim Form by such date shall be barred from receiving any distribution from the Net Settlement Fund or payment pursuant to this Stipulation (unless, by Order of the Court or the discretion of Lead Counsel, late-filed Claim Forms are accepted), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment or Alternative Judgment and all releases provided for herein, and will be permanently barred and enjoined, to the fullest extent permitted by law, from commencing, instituting, prosecuting, maintaining, or participating in the prosecution of any action or other proceeding, in any forum, asserting any and all of the Released Plaintiff’s Claims against any and all of the Released Defendant Parties. A Claim Form shall be deemed to be submitted when mailed, if received with a postmark on the envelope and if mailed by first-class or overnight U.S. Mail and addressed in accordance with the instructions thereon. In all other cases, the Claim Form shall be deemed to have been submitted when actually received by the Claims Administrator;
(c)Each Claim Form shall be submitted to and reviewed by the Claims Administrator, under the supervision of Lead Counsel, which shall determine in accordance with this Stipulation the extent, if any, to which each claim shall be allowed;
(d)Claim Forms that do not meet the submission requirements may be rejected. Prior to rejecting a Claim Form in whole or in part, the Claims Administrator shall communicate with the Claimant in writing to give the Claimant the chance to remedy any curable deficiencies in the Claim Form submitted. The Claims Administrator, under supervision of Lead Counsel, shall notify, in a timely fashion and in writing, all Claimants whose claims the Claims Administrator proposes to reject in whole or in part for curable deficiencies, setting forth the reasons therefor, and shall indicate in such notice that the Claimant whose claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of subparagraph (e) below; and
(e)If any Claimant whose timely claim has been rejected in whole or in part for curable deficiency desires to contest such rejection, the Claimant must, within twenty (20) calendar days after the date of mailing of the notice required in subparagraph (d) above, or a lesser period of time if the claim was untimely, serve upon the Claims Administrator a notice and statement of reasons indicating the Claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a claim cannot be otherwise resolved, Lead Counsel shall thereafter present the request for review to the Court.
31.Each Claimant who submits a Claim Form shall be deemed to have submitted to the jurisdiction of the Court with respect to the Claimant’s claim, including but not limited to, all releases provided for herein and in the Judgment or Alternative Judgment, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to the Claimant’s status as a Settlement Class Member and the validity and amount of the Claimant’s claim. In connection with processing the Claim Forms, no discovery shall be allowed on the merits of the Action or the Settlement.
32.Payment pursuant to the Stipulation and Court-approved Plan of Allocation shall be deemed final and conclusive against any and all Claimants. All Settlement Class Members whose claims are not approved shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment or Alternative Judgment to be entered in the Action and the releases provided for herein and therein, and will be permanently barred and enjoined, to the fullest extent permitted by law, from commencing, instituting, prosecuting, maintaining, or participating in the prosecution of any action or other proceeding, in any forum, asserting any and all of the Released Plaintiff’s Claims against any and all of the Released Defendant Parties.

33.All proceedings with respect to the administration, processing, and determination of claims described by this Stipulation and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court, but shall not in any event delay or affect the finality of the Judgment or Alternative Judgment.
34.No Person shall have any claim of any kind against the Released Defendant Parties or Settling Defendants’ Counsel with respect to the matters set forth in this section (i.e., ¶¶28–35) or any of its subsections, or otherwise related in any way to the administration of the Settlement, including without limitation the processing of claims and distributions.
35.No Person shall have any claim against Plaintiff, Lead Counsel, or the Claims Administrator, or other agent designated by Lead Counsel, based on the distributions made substantially in accordance with this Stipulation and the Settlement contained herein, the Plan of Allocation, or further order(s) of the Court.
TERMS OF THE PRELIMINARY APPROVAL ORDER
36.Plaintiff shall use best efforts to file this Stipulation and move for entry of the Preliminary Approval Order, which shall be substantially in the form annexed hereto as Exhibit A, within five (5) calendar days of the execution of this Stipulation. The Preliminary Approval Order will, inter alia, preliminarily approve the Settlement, set the date for the Settlement Hearing, approve the form of notice, and prescribe the method for giving notice of the Settlement to the Settlement Class.
37.Stronghold, to the extent it has not already done so, shall use its best efforts to obtain and provide to Lead Counsel, or the Claims Administrator, at no cost, as soon as practicable after entry of the Preliminary Approval Order, records from Stronghold’s transfer agents in electronic searchable form, to the extent readily available, showing the names and addresses of Persons who purchased or otherwise acquired publicly traded Stronghold’s Class A common stock on or before December 20, 2021, pursuant and/or traceable to the Offering Documents.
TERMS OF THE JUDGMENT
38.If the Settlement contemplated by this Stipulation is approved by the Court, Lead Counsel shall request that the Court enter a Judgment substantially in the form annexed hereto as Exhibit B.
EFFECTIVE DATE OF SETTLEMENT
39.The Effective Date of this Settlement shall be the first business day on which all of the following shall have occurred or been waived:
(a)entry of the Preliminary Approval Order, which shall be in all material respects substantially in the form set forth in Exhibit A annexed hereto;
(b)payment by Stronghold of the all portions of the Settlement Amount into the Escrow Account due before final approval by the Court of the Settlement;
(c)Settling Defendants have not exercised their option to terminate the Settlement pursuant to ¶41 and the Supplemental Agreement (as defined below), and the option to do so has expired in accordance with the terms of this Stipulation and the Supplemental Agreement;
(d)final approval by the Court of the Settlement, following notice to the Settlement Class and the Settlement Hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure; and

(e)a Judgment, which shall be in all material respects substantially in the form set forth in Exhibit B annexed hereto, has been entered by the Court and has become Final; or in the event that an Alternative Judgment has been entered, the Alternative Judgment has become Final.
WAIVER OR TERMINATION
40.Each of Settling Defendants and each of the Plaintiff, through their respective counsel, shall, in each of their separate discretions, have the right to terminate the Settlement and this Stipulation, by providing written notice of their election to do so (“Termination Notice”) to all other Parties hereto within thirty (30) calendar days of: (i) the Court’s Final refusal to enter the Preliminary Approval Order in any material respect; (ii) the Court’s Final refusal to approve this Stipulation or any material part thereof; (iii) the Court’s Final refusal to enter (a) the Judgment in any material respect or (b) an Alternative Judgment; or (iv) the date upon which the Judgment or Alternative Judgment is modified or reversed in any material respect by a Final order of the Court, the United States Court of Appeals for the Second Circuit, or the Supreme Court of the United States. For the avoidance of doubt, Plaintiff shall not have the right to terminate the Settlement due to any decision, ruling, or order respecting the Fee and Expense Application, the Plan of Allocation, or any other plan of allocation. For the further avoidance of doubt, Settling Defendants shall deem any decision, ruling, or order that purports to limit the scope of the Released Plaintiff’s Claims or the Released Defendant Parties to constitute a material change for purposes of the foregoing.
41.In addition to the foregoing, Settling Defendants shall also have the right, at their sole discretion, to terminate the Settlement in the event the Opt-Out Threshold (defined below) has been reached.

(a)Simultaneously herewith, Settling Defendants’ Counsel and Lead Counsel are executing a Confidential Supplemental Agreement Regarding Requests for Exclusion (“Supplemental Agreement”). The Supplemental Agreement sets forth certain conditions under which each Settling Defendant shall have the sole option to terminate the Settlement and render this Stipulation null and void as to that Settling Defendant only, in the event that requests for exclusion from the Settlement Class exceed certain agreed-upon criteria (the “Opt-Out Threshold”). The Parties agree to maintain the confidentiality of the Supplemental Agreement, which shall not be filed with the Court unless a dispute arises as to its terms, or as otherwise ordered by the Court, nor shall the Supplemental Agreement otherwise be disclosed unless ordered by the Court. If submission of the Supplemental Agreement is required for resolution of a dispute or is otherwise ordered by the Court, the Parties will undertake to have the Opt-Out Threshold submitted to the Court in camera or under seal. In the event of a termination of this Settlement pursuant to the Supplemental Agreement, this Stipulation shall become null and void and of no further force and effect, with the exception of the provisions of ¶¶46–49, which shall continue to apply.
42.The Preliminary Approval Order, attached hereto as Exhibit A, shall provide that requests for exclusion shall be received no later than twenty-one (21) calendar days prior to the Settlement Hearing. Lead Counsel shall provide Settling Defendants’ Counsel with copies of any requests for exclusion from the Settlement Class, and any written retractions of requests for exclusion, on a rolling basis as expeditiously as possible, by email. In any event, upon receiving any request for exclusion or a written retraction of such a request, Lead Counsel shall promptly, and in no event no later than three (3) calendar days after receiving a request for exclusion or a written retraction of such a request, or fifteen (15) calendar days prior to the Settlement Hearing, whichever is earlier, notify Settling Defendants’ Counsel of such request for exclusion, or written retraction of a request for exclusion, and provide copies of such request for exclusion or retraction and any documentation accompanying them by email.
43.If the Settlement Amount is not paid by Stronghold into the Escrow Account in accordance with ¶6 of this Stipulation, then Plaintiffs, on behalf of the Settlement Class, shall have the right to: (a) terminate the Settlement and Stipulation by providing written notice to Defendants at any time prior to the Court’s entry of the Final Judgment; or (b) enforce the terms of the Settlement and this Stipulation and seek a judgment effecting the terms herein.
44.If, before the Effective Date, any Settling Defendant files for protection under the Bankruptcy Code or any similar law or a trustee, receiver, conservator, or other fiduciary is appointed under Bankruptcy, or any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money or any portion thereof to the Settlement Fund by or on behalf of such Settling Defendant to be a preference, voidable transfer, fraudulent transfer, or similar transaction and any portion thereof is required to be returned, and such amount is not promptly deposited into the Settlement Fund by others, then, at the election of Plaintiff, the Parties shall jointly move the Court to vacate and set aside the release given and the Judgment or Alternative Judgment entered in favor of that Settling Defendant and that Settling Defendant and Plaintiff and the members of the Settlement Class shall be restored to their litigation positions as of July 18, 2024. All releases and the Judgment or Alternative Judgment as to other Settling Defendants shall remain unaffected.
45.Stronghold warrants, as to the payments it makes as to itself and the payments made on its behalf, pursuant to this Stipulation, that, at the time of such payment, it will not be insolvent, nor will payment render it insolvent, within the meaning of and/or for the purposes of the United States Bankruptcy Code, including Sections 101 and 547 thereof.
46.If an option to withdraw from and terminate this Stipulation and Settlement arises under any of ¶¶40–44 above: (i) neither Settling Defendants nor Plaintiff (as the case may be) will be required for any reason or under any circumstance to exercise that option; and (ii) any exercise of that option shall be made in good faith, but in the sole and unfettered discretion of Settling Defendants or Plaintiff, as applicable.
47.With the exception of the provisions of ¶¶46–49 which shall continue to apply, in the event the Settlement is terminated as set forth herein or cannot become effective for any reason, then the Settlement shall be without prejudice, and none of its terms shall be effective or enforceable except as specifically provided herein; the Parties shall be deemed to have reverted to their respective litigation positions in the Action as of July 18, 2024; and, except as specifically provided herein, the Parties shall proceed in all respects as if this Stipulation and any related order had not been entered. In such event, this Stipulation, and any aspect of the discussions or negotiations leading to this Stipulation shall not be admissible in this Action or any other action and shall not be used against or to the prejudice of Defendants or against or to the prejudice of Plaintiff, in any court filing, deposition, at trial, or otherwise.
48.In the event the Settlement is terminated, as provided herein, or fails to become effective, any portion of the Settlement Amount previously paid by Stronghold into the Escrow Account, including without limitation any attorneys’ fees and expenses advanced or paid to Lead Counsel in accordance with ¶¶13-14, together with any earnings thereon, less any Taxes paid or due, less Notice and Administration Expenses actually incurred and paid or payable from the Settlement Amount, shall be returned to those who funded the Settlement Amount within fifteen

(15) business days after written notification of such event in accordance with instructions provided by Settling Defendants’ Counsel to Lead Counsel. Lead Counsel or their designees shall apply for any tax refund owed on the amounts in the Escrow Account and pay the proceeds, after any deduction of any fees or expenses incurred in connection with such application(s), of such refund to Stronghold.
49.If, after the Court's entry of final approval of the Settlement Agreement, Stronghold shall default on a payment of the dollar value of Bitcoin due, it shall have 5 days to cure such non-payment. If Stronghold fails to cure such non-payment in the allotted time, all remaining unpaid dollar value of Bitcoin due under the Settlement Agreement shall immediately be due and payable by Stronghold and converted to a monetary judgment against Stronghold, in an amount equal to the number of Bitcoin whose dollar value remains unpaid under the Settlement Agreement, multiplied by the greater of (i) the price of Bitcoin at 5:00 PM Eastern Time on the date of Preliminary Approval, or (ii) the price of Bitcoin at 5:00 PM Eastern Time on the date of the default by Stronghold of a payment of the dollar value of Bitcoin that triggers this provision. Upon a default of Stronghold of its payment obligations after Final Approval, Plaintiff may petition the Court, and the Court shall enter, a money judgment against Stronghold for the aforementioned stipulated amount.
NO ADMISSION
50.Except as set forth in ¶51 below, this Stipulation, whether or not consummated, and whether or not approved by the Court, and any discussion, negotiation, proceeding, or agreement relating to the mediation, the Stipulation, the Settlement, the Supplemental Agreement, and any matter arising in connection with settlement discussions or negotiations, proceedings, or agreements, shall not be offered or received against or to the prejudice of the

Parties or their respective counsel, for any purpose other than in an action to enforce the terms hereof, and in particular:
(a)do not constitute, and shall not be offered or received against or to the prejudice of any of Settling Defendants or the Released Defendant Parties as evidence of, or construed as, or deemed to be evidence of any presumption, concession, or admission by any of Settling Defendants or the Released Defendant Parties with respect to the truth of any allegation by Plaintiff or the Settlement Class, or the validity of any claim that has been or could have been asserted in the Action or in any litigation, including but not limited to the Released Plaintiff’s Claims, or of any liability, damages, negligence, fault or wrongdoing of any of Settling Defendant, the Released Defendant Parties, or any Person or entity whatsoever, or of any infirmity in any defenses of Settling Defendants;
(b)do not constitute, and shall not be offered or received against or to the prejudice of any of Settling Defendants or the Released Defendant Parties as evidence of a presumption, concession, or admission of any fault, misrepresentation, or omission with respect to any statement or written document approved or made by Settling Defendants or the Released Defendant Parties, or against or to the prejudice of Plaintiff, or any other member of the Settlement Class as evidence of any infirmity in the claims of Plaintiff, or the other members of the Settlement Class;
(c)do not constitute, and shall not be offered or received against or to the prejudice of any of Settling Defendants or the Released Defendant Parties, Plaintiff, any other member of the Settlement Class, or their respective counsel, as evidence of a presumption, concession, or admission with respect to any liability, damages, negligence, fault, infirmity, or wrongdoing, or in any way referred to for any other reason against or to the prejudice of any of

Settling Defendants or the Released Defendant Parties, Plaintiff, other members of the Settlement Class, or their respective counsel, in any other civil, criminal, or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation;
(d)do not constitute, and shall not be construed against any of Settling Defendants or the Released Defendant Parties, Plaintiff, or any other member of the Settlement Class, as an admission or concession that the consideration to be given hereunder represents the amount that could be or would have been recovered after trial; and
(e)do not constitute, and shall not be construed as or received in evidence as an admission, concession, or presumption against Plaintiff or any other member of the Settlement Class that any of their claims are without merit or infirm or that damages recoverable under the Complaint would not have exceeded the Settlement Amount.
51.Notwithstanding ¶50 above, the Parties, and their respective counsel, and the other Released Parties may file this Stipulation and/or the Judgment or Alternative Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, statute of limitations, statute of repose, good-faith settlement, judgment bar or reduction, or any theory of claim preclusion or issue preclusion or similar defense or counterclaim, or to effectuate any liability protection granted them hereunder or under any applicable insurance policy. The Parties may file this Stipulation and/or the Judgment or Alternative Judgment in any action that may be brought to enforce the terms of this Stipulation and/or the Judgment or Alternative Judgment. All Parties and Settlement Class Members submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement.

MISCELLANEOUS PROVISIONS
52.Nothing contained herein shall bar the Parties from bringing any action or claim to enforce the terms of this Stipulation, the Judgment, or the Alternative Judgment.
53.All of the exhibits to the Stipulation (except any plan of allocation to the extent incorporated in those exhibits), and the Supplemental Agreement are material and integral parts hereof and are fully incorporated herein by this reference.
54.Plaintiff and Lead Counsel agree that they will not intentionally assist or cooperate with any Person to publicly disparage Settling Defendants or the Released Defendant Parties with respect to any matter relating to the subject matter of this Action.
55.The Parties intend this Stipulation and the Settlement to be the full, final, and complete resolution of all claims asserted or that could have been asserted by the Parties and any other member of the Settlement Class with respect to the Released Plaintiff’s Claims and Released Defendants’ Claims. Accordingly, the Parties agree not to assert in any forum that the Action was brought, prosecuted, or defended in bad faith or without a reasonable basis. The Parties and their respective counsel agree that each has complied fully with Rule 11 of the Federal Rules of Civil Procedure in connection with the maintenance, prosecution, defense, and settlement of the Action and shall not make any application for sanctions, pursuant to Rule 11 or other court rule or statute, with respect to any claim or defense in this Action. The Parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s-length and in good faith by the Parties and their respective counsel, including through a mediation process, and reflect a settlement that was reached voluntarily based upon adequate information and after consultation with experienced legal counsel.

56.This Stipulation, along with its exhibits and the Supplemental Agreement, may not be modified or amended, nor may any of its provisions be waived, except by a writing signed on behalf of both Plaintiff and Settling Defendants (or their successors-in-interest), who would be materially and adversely affected by the modification, amendment, or waiver, by counsel for the Parties hereto.
57.The headings herein are used for the purpose of convenience only and are not meant to have legal effect.
58.The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and Litigation Expenses and implementing and enforcing the terms of this Stipulation, including any Plan of Allocation and the distribution of the Net Settlement Fund to Authorized Claimants. All Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in this Stipulation and matters related to the Settlement.
59.The waiver by one Party of any breach of this Stipulation by any other Party shall not be deemed a waiver by any other Party, or a waiver by any Party of any other prior or subsequent breach of this Stipulation.
60.This Stipulation, its exhibits, and the Supplemental Agreement constitute the entire agreement among the Parties concerning the Settlement and this Stipulation and its exhibits supersede any prior or contemporaneous written or oral agreements or understandings between the Parties. All Parties acknowledge that no representation, warranty, or inducement has been made by any Party concerning this Stipulation and its exhibits other than those contained and memorialized in such documents.

61.Nothing in the Stipulation, or the negotiations relating thereto, is intended to or shall be deemed to constitute a waiver of any applicable privilege or immunity, including, without limitation, attorney-client privilege, joint defense privilege, or work product protection.
62.Without further order of the Court, the Parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.
63.All designations and agreements made, or orders entered during the course of the Action relating to the confidentiality of documents or information shall survive this Stipulation.
64.This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Signatures sent by facsimile or via e-mail in pdf format shall be deemed originals.
65.The Released Parties who do not appear on the signature lines below are acknowledged and agreed to be third-party beneficiaries with respect to the releases in this Stipulation and Settlement.
66.This Stipulation shall be binding when signed, but the Settlement shall be effective upon the entry of the Judgment or Alternative Judgment and the payment in full of the Settlement Amount, subject only to the condition that the Effective Date will have occurred.
67.This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties, including the Released Parties and any corporation, partnership, or other entity into or with which any Party hereto may merge, consolidate, or reorganize.
68.The construction, interpretation, operation, effect, and validity of this Stipulation, including the Supplemental Agreement, and all documents necessary to effectuate the Settlement, shall be governed by the laws of the State of New York without regard to conflicts of laws, except to the extent that federal law requires that federal law govern.

69.This Stipulation shall not be construed more strictly against one Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that it is the result of arm’s-length negotiations among the Parties, and all Parties have contributed substantially and materially to the preparation of this Stipulation.
70.All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related Settlement document, warrant and represent that they have the full authority to do so, and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.
71.Plaintiff and Lead Counsel represent and warrant that Plaintiff is a Settlement Class Members and that none of Plaintiff’s claims or causes of action against one or more Settling Defendants in the Action, or referred to in this Stipulation, or that could have been alleged against one or more Settling Defendants in the Action, have been assigned, encumbered or in any manner transferred in whole or in part.
72.Except in the event of a termination as otherwise provided in this Stipulation, the Parties and their respective counsel agree to cooperate fully with one another in promptly applying for preliminary approval by the Court of the Settlement, and to agree promptly upon and execute all such other documentation as reasonably may be required to schedule the Settlement Hearing and obtain Final approval by the Court of the Settlement.
73.If any Party is required to give notice to another Party under this Stipulation, such notice shall be in writing and shall be deemed to have been duly given upon receipt of hand delivery or email transmission, with confirmation of receipt. Notices shall be provided as follows:

If to Plaintiff:	The Rosen Law Firm, P.A. Attn: Jonathan Stern 275 Madison Avenue, 40th Floor New York, NY 10016 Telephone: (212) 686-1600 jstern@rosenlegal.com

If to Stronghold Defendants:	Tannenbaum Helpern Syracuse & Hirschtritt LLP Attn: Clifford Thau 900 Third Avenue New York, New York 10022 Telephone: (212) 702-3172 cthau@thsh.com
If to the Underwriter Defendants:	Willkie Farr & Gallagher LLP Attn: Jeffrey B. Korn 787 Seventh Avenue New York, New York 10019 Telephone: (212) 728-8842 jkorn@willkie.com
If to Ricardo R. A. Larroude:	Faegre Drinker Biddle & Reath LLP Attn: Sandra D. Grannum 1177 Avenue of the Americas, 41st Floor New York, New York, 10036 Telephone: (212) 248-3268 sandra.grannum@faegredrinker.com

74.If any disputes arise out of the finalization of the Settlement documentation or the Settlement itself prior to joint submission to the Court of the application for preliminary approval of the Settlement as set forth in ¶36 above, those disputes (after good faith attempts at resolution between the Parties) will be resolved by the Mediator first by way of expedited telephonic mediation and, if unsuccessful, then by final, binding, non-appealable resolution by the Mediator.
75.Except as otherwise provided herein, each Party shall bear its own costs.

76.Whether or not the Stipulation is approved by the Court and whether or not the Stipulation is consummated, the Parties and their counsel shall use their best efforts to keep all negotiations, discussions, acts performed, drafts, and proceedings in connection with negotiating the Stipulation confidential, unless disclosure is compelled by the Court or required under applicable laws, rules, or regulations.
77.All agreements made and orders entered during the course of this Action relating to the confidentiality of information shall survive this Settlement.
78.No opinion or advice concerning the tax consequences of the proposed Settlement to individual Settlement Class Members is being given or will be given by the Parties to the Settlement or their counsel; nor is any representation or warranty in this regard made by virtue of this Stipulation. Each Settlement Class Member’s tax obligations, and the determination thereof, are the sole responsibility of the Settlement Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Settlement Class Member.
79.The Parties further understand and agree that Settling Defendants deny all of the Settlement Class and Plaintiff’s claims and material allegations asserted in this proceeding; and that the Parties shall, in good faith, communicate the terms of the Settlement in a manner that is consistent with the fact that no adjudication of fault was made by any court or jury.

IN WITNESS WHEREOF, the Parties have caused this Stipulation to be executed, by their duly authorized attorneys, as of November 8, 2024

THE ROSEN LAW FIRM, P.A.

Laurence Rosen
Jonathan Stern
Phillip C. Kim
275 Madison Avenue, 40th Fl.
New York, New York 10016
(212) 686-1060

Counsel for Plaintiff and the Proposed Settlement Class

                        Tannenbaum Helpern Syracuse & Hirschtritt
                        LLP

                        Clifford Thau
                        900 Third Avenue
                        New York, NY 10022
                        (212) 702-3172
                        CThau@thsh.com

                        Counsel for the Stronghold Defendants

                        WILLKIE FARR & GALLAGHER LLP

Jeffrey B. Korn
787 Seventh Avenue
New York, New York 10019-6099
(212) 728-8000
jkorn@willkie.com

Counsel for the Underwriter Defendants

FAEGRE DRINKER BIDDLE
& REATH LLP

Sandra D. Grannum
Christian J. Clark
1177 Avenue of the Americas, 41st Floor
New York, NY 10036
Telephone: (212) 248-3140
Facsimile: (212) 248-3141
Email: Sandra.grannum@faegredrinker.com

Counsel for Defendant Ricardo R. A Larroude

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